Exhibit 99.4

FIRST INDIANA CORPORATION
GOVERNANCE AND NOMINATING COMMITTEE CHARTER

STATEMENT OF POLICY

        The Governance and Nominating Committee shall provide assistance to the board of directors in fulfilling the board of directors’ responsibilities for corporate governance, director nominations and appointments, and such other duties and responsibilities as may be set forth in this Charter or directed by the board of directors.

ORGANIZATION

        The members of the Governance and Nominating Committee and the Chairman of the Committee shall be appointed by the board of directors and may be removed by the board of directors. The Committee shall meet on the call of its chairman, but no less frequently than once a year. The Committee has the authority to retain advisors to assist in discharging its duties including the authority to approve such advisors’ fees and retention terms.

QUALIFICATIONS

        The Governance and Nominating Committee shall be composed entirely of independent directors, determined by the board of directors under the First Indiana Corporation Corporate Governance Principles.

POWERS, DUTIES AND RESPONSIBILITIES

        In discharging its responsibilities for corporate governance and director nominations and appointments, the Committee shall:

A.	Corporate Governance

1.	Recommend to the Board changes to the First Indiana Corporation Corporate Governance Principles, including standards for determining director independence consistent with the requirements of Nasdaq and other legal or regulatory requirements.

2.	Recommend to the Board changes to the First Indiana Corporation Code of Business Conduct and Ethics.

3.	Review and, if appropriate, approve any request by a director, executive officer or senior financial officer to waive a provision of the Corporation’s Code of

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Business Conduct and Ethics and report any such waiver to the Board at the earliest practicable time.

4.	Approve all related party transactions as required by the rules of Nasdaq and other applicable regulatory authorities.

5.	Review any proposed amendments to the Corporation’s Articles of Incorporation and Bylaws and recommend appropriate action to the Board.

6.	Review shareholder proposals duly and properly submitted to the Corporation and recommend appropriate action to the Board.

7.	Recommend to the Board the establishment of the various committees of the Board.

8.	Oversee the evaluation of the Board to be discussed with the full Board.

9.	Consider and advise the Board on other matters relating to the affairs or governance of the Corporation or the Board.

B.	Directorship Management

1.	Recommend the appropriate number of directors to the Board.

2.	Actively seek individuals qualified to become members of the Board.

3.	Recommend individuals for appointment as directors by the Board to fill any vacant board positions.

4.	Recommend individuals to be nominated by the Board for election as directors by the shareholders.

5.	Review the qualifications and independence of the members of the Board and its various committees.

6.	Confirm that the Corporation has provided for director orientation and has established a means by which directors can obtain continuing education.

7.	Evaluate individual director performance.

C.	Annual Evaluation

1.	Annually, review and update this charter for consideration by the Board.

2.	Annually evaluate the performance and function of the Governance and Nominating Committee.

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